EXHIBIT 21

                                PHOTOWORKS, INC.

                              LIST OF SUBSIDIARIES
                           (as of September 29, 2001)

Seattle FilmWorks Manufacturing Company, a Washington corporation

OptiColor, Inc., a Washington corporation

FilmWorks Express, Inc., a Washington Corporation


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